APPENDIX B

SERVICES

•	Act as legal underwriter/distributor

•	Facilitate setup of an NSCC FundSERV Participant Number under ALPS Distributors, Inc. specific for your fund family

•	Maintain & supervise FINRA registrations for licensed individuals

•	Coordinate Continuing Education requirements

•	Administer & maintain required filings/licenses with FINRA

•

Provide investment company advertising and sales literature review, approval and record maintenance Online submission, review/approval, & real-time status updates through SS&C Advertising Review Portal

•	File required materials with FINRA

•	Provide advertising regulatory and disclosure guidance

•	Prepare, update, execute & maintain financial intermediary agreements

•	Online access provided through SS&C Portal

•	Support financial intermediary relations

•	Consult and support client’s distribution model & strategy

•	Perform financial intermediary payments & reporting

•	Fulfill key account intermediary initial and ongoing information and due diligence requests

•	Intermediary Due-Diligence & Oversight Services

•	Review each intermediary in accordance with SS&C Intermediary Oversight Program

•	Deliver quarter reporting detailing due diligence activity associated with your network, including risk ratings of each intermediary